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                                                                  EXHIBIT (c)(3)


                    DEED OF UNDERTAKING FROM APPALOOSA MANAGEMENT


To: General Electric Capital Corporation (the "Offeror") and Lazard Brothers & Co., Limited (the "Bank")

From:     Appaloosa Management L.P.               Dated 28 July, 1997
          (the "Shareholder")




Dear Sirs,

                           Deed of Undertaking in relation
                                          to
                                     GASCONY PLC
                                   (the "Offeree")

1. We refer to the offer (the "Offer", which expression includes any revision of such offer favourable to shareholders) proposed to be made by the Offeror (or a subsidiary of the Offeror) substantially on the terms and subject to the conditions referred to in the draft of the press announcement attached hereto and signed by us for the purpose of identification (the "Press Announcement") or on such other terms and conditions as may be approved by the board of the Offeree (or a committee thereof).

2. Subject to paragraphs 7 and 8 below, we irrevocably and unconditionally undertake, represent and warrant to each of the Offeror and the Bank that:

     (A) we are the beneficial owner of, or manage and control, the number of ordinary shares and and/or American Depositary Shares each representing three ordinary shares ("ADSs"), in the Offeree specified in the Schedule hereto (together, the "Securities", which expression includes any other shares or securities in the Offeree attributable to or derived from such shares) and that there are no other ordinary shares in the Offeree beneficially owned, or managed and controlled, by us;

     (B) save as referred to in this Undertaking, we shall not, prior to the closing or lapsing of the Offer, (i) sell or otherwise dispose of all or any of the Securities or any interest in any of the Securities or enter into any agreement or arrangement which could result in any such sale or disposal and (ii) will not

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          acquire any further ordinary shares in the Offeree, or any interest therein, or agree to do so;

     (C) neither the whole nor any part of our interest in the Securities will be subject to any charge, option, lien, equity or encumbrance whatsoever if and when we accept the Offer;

     (D) we shall, by 11.00 a.m. on the fourteenth day after receipt of the formal document containing the Offer (the "Offer Document"), accept or procure acceptance of the Offer in accordance with its terms in respect of all the Securities, and shall, in respect of any ordinary shares in certificated form among the Securities, forward the relevant share certificates or form of indemnity for any lost certificate(s) to the Offeror's receiving agent at the same time as such acceptance; provided that, notwithstanding anything to the contrary contained in the Offer or the Offer Document, such acceptance shall be subject to withdrawal in the event an offer described in paragraph 8 below is made. In respect of any ordinary shares in uncertificated form or ADSs among the Securities, we shall comply with the procedures set out or referred to in the Offer Document for acceptances in respect of such Securities when accepting the Offer;

     (E) notwithstanding that the terms of the Offer may confer rights of withdrawal for acceptors during the period of the Offer, we shall procure that no acceptance of the Offer is withdrawn in respect of any of the Securities;

     (F) we shall supply the Bank promptly with all information required in connection with the Offer for the purposes of The City Code on Takeovers and Mergers (the "Code") or for the purpose of compliance with the relevant requirements of the London and New York Stock Exchanges and, in particular, shall supply the Bank in writing within 2 days of the public announcement of the Offer with the information relating to us referred to in Rules 24.3(a)(iv) and (c) of the Code;

     (G) we shall not, directly or indirectly, solicit any general offer for any part of the issued share capital or ADSs of the Offeree from any third party;

     (H) we will between the date of this Undertaking and the public announcement of the Offer maintain appropriate secrecy about the possibility, and terms, of the Offer; and

     (I) prior to the closing, lapsing or withdrawal of the Offer, we shall (save where The Panel on Takeovers and Mergers deems this sub-paragraph to have the effect of transferring general control of the voting rights in the Securities to the

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          Offeror) exercise or procure the exercise of the votes in respect of the Securities at any general or class meeting of the Company as the Offeror may direct in relation to any resolution or motion the passing or rejection of which will assist the implementation of the Offer and we shall not, without the consent of the Offeror and save as aforesaid, requisition or join in requisitioning any general or class meeting of the Company.

3. We consent, subject to our prior approval of the form of such announcement so far as it differs in any material respect from the Press Announcement, to the issue of a press announcement incorporating references to us and to this Undertaking in the terms set out in the Press Announcement.

4. We understand and agree that if the Offer is made particulars of this Undertaking will be contained in the Offer Document and that this Undertaking will be available for inspection while the Offer remains open for acceptance.

5. Any time, date or period mentioned in this Undertaking may be extended only with our consent evidenced in writing but as regards any time, date or period originally fixed or so extended as aforesaid time shall be of the essence.


6. With respect to this transaction, we confirm that we are not a customer or deemed customer of the Bank for the purposes of the Rules of The Securities and Futures Authority and that, accordingly, the Bank does not owe us any duties or responsibilities (whether as regards best execution, suitability or otherwise) in connection with the Offer as its customer or deemed customer. We further confirm that we have been given a realistic opportunity to consider whether or not to give the commitments contained in this Undertaking and to obtain independent advice.

7. 67 days after the date hereof (or, in the event that all of the conditions to the Offer have been satisfied or waived except the indication of the German Federal Cartel office that it does not intend to prohibit, or impose remedial conditions in connection with, the proposed transaction, 127 days after the date hereof) or if the Offer is not publicly announced on or before the date falling 10 days after the date hereof, this Undertaking shall cease to be of effect.

8. This Undertaking shall forthwith cease to be of effect in the event that a public announcement of a firm intention to make an offer or an obligation to make a mandatory offer for the issued share capital of the Offeree is made by a person other than the Offeror and such offer is (in the reasonable opinion of the shareholder) for a higher consideration per ordinary share and ADS than the Offer.

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9.   This Undertaking shall be governed by and construed in accordance with
     English law and we submit to the jurisdiction of the English courts for all purposes in connection herewith.

IN WITNESS whereof this Undertaking has been executed and delivered as a deed the day and year first before written

Signed as a deed

                                   ___________________________
                                   Director

                                   ___________________________
                                   Director/Secretary

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                                       SCHEDULE


Number of Ordinary Shares of 1p each
in the Offeree:-                        _________________________

Number of ADSs in the Offeree:-         20,567,263
                                        -------------------------

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